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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

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On December 24, 2023, Madryn Asset Management, LP issued the following press release, a copy of which is below:

Madryn Asset Management Sends Letter to ISS Respectfully Requesting it Withdraw “Cautionary Support” for SomaLogic’s Value-Destructive Proposed Merger with Standard BioTools

Highlights Current Merger Consideration, Which Assigns No Value and No Premium to SomaLogic’s Desirable Assets, Represents a Material Discount to Company’s Cash

Reiterates Combined Entity’s Proforma Capital Structure and Corporate Governance Would Subordinate SomaLogic’s Existing Shareholders to Conflicted Insiders, Including Hedge Fund Manager Eli Casdin (a Director of Both Companies)

Underscores SomaLogic has Clearly Identified Value Catalysts and $450+ Million in Cash, Mitigating the Need for a Conflict-Ridden and Rushed Merger That Harms the Company’s Common Shareholders

NEW YORK—December 24, 2023—Madryn Asset Management, LP (collectively with its affiliates, “Madryn” or “we”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today issued the following letter to Institutional Shareholder Services, Inc. (“ISS”) following ISS’ publication of a report that recommends “cautionary support” for the Company’s proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (“Standard BioTools”) (Nasdaq: LAB).

***

December 24, 2023

Institutional Shareholder Services, Inc.

702 King Farm Boulevard, Suite 400

Rockville, Maryland 20850

Attn: Cristiano Guerra, Head of Special Situations Research

Dear Mr. Guerra,

On behalf of Madryn, I want to thank you and your colleagues for speaking with us earlier in the month about the Proposed Merger between SomaLogic and Standard BioTools. We recognize that your team has to evaluate scores of contested situations and transactions each year. We also understand that, in the context of carrying out an evaluation, your team is required to quickly assess a significant amount of data, facts, and opinions from two sides that are ardently opposed to one another.

I am writing to you to respectfully request that ISS change its recommendation of “cautionary support” for the Proposed Merger after taking into account new information and our summarized response to Friday’s report. Although we are not an activist investment firm and do not subscribe to any ISS services, we feel compelled to contact you over this holiday weekend due to the very limited time until SomaLogic’s special meeting and in light of the recommendation’s potentially adverse impact on Madryn, the partners to whom we serve as fiduciaries, and all other SomaLogic shareholders. We believe that the report:

1.

Contains inaccurate and/or non-public information pertaining to the SomaLogic Board of Directors’ (the “Board”) pre-merger search process for the Chief Executive Officer role – of note, the Company had not disclosed any attempt to recruit a permanent Chief Executive Officer that could have led the organization on a standalone basis going forward;

2.

Minimizes SomaLogic’s available alternatives and pending value catalysts, which we believe were also under emphasized by the Company, including approximately $27 million in identified run-rate annual cost savings, an upcoming kit launch with Illumina, Inc. (“Illumina”), and the rollout of its 11K assay;

3.

Omits material context and disclosures pertaining to the combined entity’s problematic pro forma capital structure and corporate governance, which stand to benefit conflicted insiders at the expense of SomaLogic’s existing shareholders;

4.

Understates the shareholder opposition to the deal, which now includes Tikvah Management (a sizable shareholder) and total public opposition from nearly 15% of SomaLogic’s shares, in addition to four Section 220 demand letters, and two lawsuits (one of which was filed by the Company’s founder and Chief Technology Officer), and;

5.	Overlooks the fact that the Proposed Merger is an irrefutable take-under that values the Company at materially less than its most recent disclosed cash balance.

These reasons, among others, compel us to urge ISS to reconsider its recommendation that shareholders accept (i.) an unnecessarily low valuation, (ii.) the fourth ranking security in the pro forma capital structure, (iii.) a significantly limited set of governance rights relative to the preferred equity holders, and (iv.) a process that was spearheaded by clearly conflicted directors with material business connections to Casdin Capital, LLC (“Casdin Capital) that are now further disclosed. In light of these points, particularly the merger consideration representing a discount to cash, we firmly disagree that “the proposed merger appears to be the best available alternative at this juncture.”

Despite the Company’s claims and ISS’ conclusion, SomaLogic has strong alternatives as a standalone entity that possesses valuable assets and hundreds of millions of dollars in cash that could underpin years of operations if an unconflicted Board felt that was the ideal path. If this is not clear, we encourage ISS and all shareholders to review our publicly disclosed recommendations on next steps for SomaLogic if the Proposed Merger is voted down.

While we would normally seek a private audience with you right away, we recognize that, with the limited voting timeline constructed by the Board, all interested stakeholders need to be made aware of these material omissions and apparent oversights immediately. Given the ongoing litigation acknowledged in Friday’s report, we hope ISS will view the disclosure of any other new information as its opportunity to revise its recommendation and remedy issues that may have been caused by the Company’s one-sided presentation and/or limited disclosures.

Please note that we expand upon our points in the appendix to this letter. We welcome the opportunity to speak with you and your team about these follow-up clarifications at any time. Thank you in advance for your consideration.

Sincerely,

Avinash Amin, MD

Managing Partner, Madryn Asset Management, LP

***

APPENDIX – DETAILED RECORD OF ERRORS AND OMISSIONS IN REPORT

Valuation:

Error	Correction

ISS reports that the Proposed Merger values SomaLogic at a premium

ISS’ report cites the value of the Proposed Merger at announcement and notes that Standard BioTools shares have declined 28.5% since announcement, but fails to inform shareholders that the deal is a take-under when compared with either the Company’s cash or value on the unaffected date.

“all-stock structure of the transaction provides shareholders with an opportunity to benefit from the potential upside if the company is able to get to a trading valuation based on the revenue multiple”[1]

If the proposed merger is completed, SomaLogic shareholders will be subordinated to over $66 million of debt and $250 million in Standard BioTools preferred instruments that must be paid off before common shareholders receive anything in any subsequent takeout – the effect of the debt and preferred shares will be to reduce the value delivered to common shareholders.

ISS fails to mention that, given the pro forma capital structure, SomaLogic shareholders will not receive any value unless the total value provided in that change-of-control exceeds approximately $315mm; i.e., the downside risk assumed by SomaLogic shareholders is greatly increased by assuming Standard BioTools’ messy capital structure as a result of this transaction.

Additionally, as equity holders of SomaLogic, shareholders already have an opportunity to benefit from any upside generated by a valuation reset resulting from a revenue multiple change. ISS implies that the merger improves the probability of getting to a valuation based on a revenue multiple, but we firmly disagree with that stance.

The most reliable evidence that this is a flawed assumption is the trading in Standard BioTools shares since the transaction was announced. While the S&P 600 Life Sciences Tools & Services Index rallied 24%, Standard BioTools shares underperformed the benchmark index by 52.5%. The market is incontrovertibly stating its belief that the combined company will be worth less than SomaLogic and Standard BioTools were worth as separate entities. This pattern may be related to the additional attention that the proposed merger has drawn to Standard BioTools’ capital structure and the implications that the capital structure has for the value of Standard BioTools’ common shares.

“the merger will reduce the risks and challenges of being a sub-scale company”

Historically, companies with debt and preferred instruments similar to those expected for the pro forma company struggle to raise equity financing on manageable terms. The Proposed Merger definitively increases SomaLogic shareholders’ exposure to financing risk because the combined company will have fewer financing alternatives than standalone SomaLogic.

Additionally, SomaLogic has multiple pending value catalysts ($27 million in identified cost savings, Illumina partnership, rollout of the 11K assay) that are on the cusp of delivering substantial value for shareholders. These catalysts, which do not result from the Proposed Merger, will do exponentially more to reduce the challenges of being a sub-scale company than the Proposed Merger could.

At its present valuation, we believe there is no downside risk associated with rejecting the Proposed Merger. There is a solid rationale for believing that SomaLogic shares would respond positively to termination of the merger. The risks and challenges referenced by ISS are highly unlikely to destroy shareholder value in a company that is presently valued at cash on hand.

[1]	Permission to quote from the ISS report was neither sought nor obtained.

Strategic Rationale:

Error	Correction

ISS’ analysis of the Proposed Merger’s strategic rationale ignores relevant evidence and facts that contradict the Company’s presentation.

As disclosed in the complaint filed by Larry Gold, which ISS cites:

“The acquisition [of Olink by TMO] would likely mean another major hit to Standard’s revenues, as Olink’s new parent offers products that could replace those that Olink currently purchases from Standard. The Olink acquisition also meant that the long-range model used to set the relative valuations of Standard and SomaLogic in the merger overvalued Standard.”

In light of the ongoing court process related to Mr. Gold’s lawsuit, we expect that additional information identifying flaws in the proposed merger’s strategic rationale will come to light in the near term that we believe must be considered by shareholders and ISS.

ISS presents subscribers a lopsided assessment of risk, expressing concern that standalone SomaLogic projections “involve execution risks,” while failing to caveat that the pro forma revenue, synergy, and cash balance projections for the combined company are subject to very similar execution risks.

In addition, the section of ISS’ report dedicated to analyzing the transaction’s strategic rationale reiterates the Board’s response to Madryn’s critique without independently assessing the validity of that response. Of particular note, ISS appears to accept at face value the Board’s expectation of “an improvement in investor sentiment due to better scale, diversification, and shortened timeline to profitability.”

It is unclear why ISS chooses to include the Board’s expectation of an improvement in investor sentiment as a basis for supporting the transaction, given that 1) the Board failed to anticipate the market reaction to the deal and 2) the 52.5% underperformance of Standard BioTools shares since the transaction announcement indicates that an improvement in investor sentiment is highly unlikely.

Reduction of risks from the merger are worth giving up 43% of SomaLogic

ISS identifies business characteristics including lack of product diversification, building out infrastructure, and reliance on Illumina as operating risks for standalone SomaLogic that would be mitigated by completing the merger. These are highly customary risks in this market environment for growth stage companies. These risks are not isolated to SomaLogic.

Illumina is expected to generate $4.4 billion in revenue in 2023. Standard BioTools’ commercial heft pales in comparison to Illumina’s commercial strength. Illumina, which is one of the preeminent commercial partners available to life sciences tools companies, has been a reliable partner for many emerging companies. The partnership between SomaLogic and Illumina is a potential source of tremendous value for the Company’s shareholders. The apparent conclusion that customary risks and an opportunity to partner with Illumina are supportive of a decision to exchange 43% of SomaLogic for Standard BioTools shares worth less than the Company’s cash is, we believe, based on an erroneous interpretation of the facts.

ISS concludes that filling management gaps is worth selling the Company at a discount

The risk associated with interim management was manufactured by a highly conflicted Board that had the option of running a search or installing the interim CEO as permanent CEO yet failed to do either.

1)  “Adam’s in charge of the company effective today as CEO. In the near term, we’re going to focus on onboarding our new Board members and empowering Adam to execute on our strategy.”- Troy M. Cox, 3/28/23

2)  “On the CEO side, I am maintaining the interim title for the time being. The company is not conducting a CEO search.”- Adam Taich, 8/14/23

Madryn concurs with ISS’ implied conclusion that SomaLogic would benefit from having permanent management. It is impossible to make the next logical leap, however, that the best way to obtain qualified executives is by giving up 43% of SomaLogic. In 2022, SomaLogic paid its CEO total compensation of $4.7 million. 43% of SomaLogic is worth at least $195 million. There is no comparison between the value given up in the proposed merger relative to the probable cost of installing permanent executive management.

“$80 million in operating cost synergies by 2026”

The Company’s proxy states: “Standard BioTools management ... [estimated] projected synergies of approximately $51 million to be realized by the combined company annually by calendar year 2027 ... comprised of (i) approximately $45 million in cost synergies estimated to result from the Merger and (ii) an additional approximately $6 million of EBITDA (earnings before interest, taxes, depreciation and amortization) of the combined company resulting from approximately $12 million of revenue synergies ... [and a]n additional approximately $27 million in cost reductions by calendar year 2026, resulting from SomaLogic’s previously announced expense reduction initiatives that will continue to be implemented by the combined company ... ”

Madryn is in agreement that there are potential synergies from the Proposed Merger, however, standalone SomaLogic is expected to generate $27 million in cost savings on its own. Therefore, ISS omits:

1)  The potential cost synergies from the merger are $45 million, not $80 million, as laid out in the fine print of the Company’s definitive proxy statement (the “Merger Proxy); and

2)  57% of $45 million in cost savings is approximately $25.7 million, an insufficient benefit to justify giving up 43% of the potential value of standalone SomaLogic.

The time needed for standalone SomaLogic to achieve a takeout valuation similar to that of Olink could be significant

Madryn concurs with ISS that the time needed for SomaLogic to achieve a takeout valuation similar to that of its peer, Olink, could be significant. Left unsaid, but implied in ISS’ report, is that the Proposed Merger somehow reduces the time needed to achieve that valuation. That is factually erroneous. Although ISS noted that SomaLogic is projected to generate positive EBIT in 2028, it is not apparent that ISS contrasted SomaLogic’s projected revenue CAGRs with those of Standard BioTools.

	Revenue CAGR
			2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
	SLGC	SLGC	24.7%	29.7%	26.0%	23.5%	21.8%	20.6%	19.5%	18.5%	17.7%	16.9%
	LAB	LAB	16.4%	19.8%	20.8%	21.2%	22.2%	21.2%	20.2%	19.3%	18.4%	17.5%

Standalone SomaLogic’s revenue is projected to grow more quickly than Standard BioTools’ for the next four years and will, generally, keep pace with Standard BioTools’ revenue growth through 2033. The proxy does not include pro forma projections for the combined company, such that there is not a factual basis for concluding that the proposed merger accelerates the time to a successful takeout valuation. However, SomaLogic’s projected outperformance in revenue growth through 2027 does not support the conclusion that the combined company will require less time to succeed.

ISS believes that Madryn is advocating for pinning the future value of SomaLogic on Illumina

To reiterate, Madryn recommends the following:

1)  Terminate the Proposed Merger to resolve litigation and shareholder disputes.

2)  Refresh the Board in a methodical way with unquestionably independent directors (as recommended by ISS).

3)  Install a commercially focused management team (long-term investors, such as Madryn, can leverage their own industry networks to suggest candidates that could be included in the Board’s search process).

4)  Implement operational enhancements that focus on commercial progress ahead of the distributed kit pilot with Illumina and cost savings initiatives.

5)  Focus on steps 1-4 above and consider strategic alternatives, if value maximizing.

Conflicts of Interest:

Error	Correction

“Casdin Capital’s $125 million investment into LAB represented approximately 3.8 percent of its AUM as of Jan. 31, 2021.”

The 2021 AUM metric does not accurately capture how material Standard BioTools is to Casdin Capital. According to Institutional Investor, Casdin Capital has suffered significant losses in 2022 and 2023. If the fund has performed poorly as of late, the Standard BioTools position is likely more important to Casdin Capital.

“there is no evidence in the proxy that other alternatives were not appropriately considered”

Evidence that other alternatives were not fulsomely considered include:

1.  The Board’s decision not to retain permanent management, contrary to shareholder input and third-party analysts’ recommendations (Madryn notes that the Board seemingly disclosed material non-public information for the first time in its engagement with ISS, when it claimed that it ran a CEO search – we demand that the Company supplement its proxy materials immediately to include robust, complete, and accurate disclosure of the CEO search process that was selectively disclosed to ISS);

2.  Counterparty G, a potential minority-investment bidder, did not execute an NDA;

3.  The Board concluded prematurely that investment proposals from Counterparties B and G would be highly dilutive, without first receiving term sheets; and

4.  The sales process’ abbreviated timeline following receipt of a term sheet from Standard BioTools, especially in comparison to the timeline associated with the Olink transaction.

“the company had valid reasons for its management and board refresh in March, the decision to bring on only directors who have prior connections to Casdin created a board structure that is clearly suboptimal”

Disclosure in the Merger Proxy indicates that Carey Advisors (owned by director Tom Carey) was hired to run a search for the four new independent Board members, a point that appears not to have been considered by ISS in its review of the deal process and assessment of the impact of the Transaction Committee’s conflicts of interest.

Further, ISS fails to mention that the previous Board, which was non-conflicted, turned the Standard BioTools deal down several times. It appears that the deal was only revived once a conflicted Board was installed.

“Finally, Madryn points out that SLGC’s financial advisor discloses that it expects to receive future business from a company where Casdin Capital is an investor.”

In disclosures that followed the Merger Proxy, the Company confirmed that its financial advisor has been officially engaged by a Casdin Capital portfolio company, solidifying the conflict of interest that calls its fairness opinion into question.

“the dissident notes that Troy Cox serves as a director at LetsGetChecked, a company where Casdin Capital is an investor and Casdin is also on the board, and that Cox previously made a $1 million investment in Casdin Capital”

In its analysis of the conflicts of interest of members of the Transaction Committee, ISS failed to properly weight the significance of Cox’s $1 million investment in Casdin Capital and the extent to which that investment compromises the independence of the Transaction Committee. Through his investment in Casdin Capital, Troy Cox may have direct exposure to Standard BioTools preferred equity, impairing his ability to advocate for SomaLogic in this conflicted transaction.

This and other reluctant disclosures from the Company reveal that the members of the Transaction Committee are not independent from Eli Casdin. The Transaction Committee was incapable of serving the purpose for which it was formed, to “address the potential conflict of interest associated with Eli Casdin serving as a director on both boards.”

Other Factual Errors:

Error	Correction

We believe ISS understates shareholder opposition

In addition to public opposition from Madryn, Skye Fund (owner of approximately 3.4 million SomaLogic shares), SomaLogic Founder Larry Gold (approximately 5.3% shareholder), and SomaLogic CTO Jason Cleveland, Tikvah Management (approximately 3.1% shareholder), and former CEO Roy Smythe have issued statements in opposition to the transaction.

“Madryn says,” ‘The company had multiple long-range plans with higher revenue and profitability projections’

This is not Madryn speculation. Subsequent disclosures by the Company confirm that there were multiple long-range plans with higher revenue projections. ISS’ recommendation relied upon the accuracy of the information provided by the Board, despite a long list of examples of selective or inaccurate disclosures that the Company has only partially remedied today.

“the Series B preferred ... ranks senior to common, has governance rights, and a change of control put right, which could present a risk in a future all-stock transaction”

ISS acknowledges that Standard BioTools’ preferred equity subordinates SomaLogic shareholders’ equity in the combined company but does not acknowledge the harm caused by moving from first-in-line to fourth-in-line in any future exit events.

Further, ISS fails to mention that, given the pro forma capital structure, SomaLogic shareholders will not receive any value unless the total value provided in that change-of-control exceeds approximately $315 million; i.e., the downside risk assumed by SomaLogic shareholders is greatly increased by assuming Standard BioTools’s messy capital structure as a result of this transaction.

Finally, ISS neglects to note that legacy SomaLogic shareholders, through their significantly limited set of governance rights relative to preferred equity holders, will have a far lesser ability to influence and guide the pro forma company to a positive outcome for common equity holders, despite their owning a “majority” of the pro forma company.

“Though standalone SLGC has enough gas in the tank to undertake a long road, shareholders may ultimately be disappointed at the end of that journey.”

The Proposed Merger, if completed, will unnecessarily crystallize an all-time low valuation. SomaLogic does not need to transact. The value of the merger consideration is unattractive relative to SomaLogic’s historical valuation, potential valuation, and cash on hand. We believe there is no downside risk associated with rejecting the Proposed Merger – even if SomaLogic creates no value (which would be shocking given it has $450 million in cash to spend), investors would be left no worse off because they would have a company with $0 enterprise value, the same as the value of the consideration in the Proposed Merger.

On the other hand, we believe the Proposed Merger provides substantial new risks to SomaLogic shareholders, due to the combined factors of:

1)  Standard BioTools’ potentially deteriorating revenue base due to Olink’s acquisition by TMO.

2)  Standard BioTools’ amortizing debt and senior preferred equity.

3)  Pro forma company’s more limited ability to raise cash.

4)  Preferred B Holders outsized governance rights.

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, LP, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to Madryn Asset Management, LP.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting, 212-257-1311

info@saratogaproxy.com